UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 4, 2011

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania		19107
(Address of Principal Executive Offices)		Zip Code

Registrant’s telephone, including area code: 215-238-3000

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The Company’s indirect parent, ARAMARK Holdings Corporation (“Holdings”), intends to issue up to $600 million of senior notes (the “Notes”) in a private placement transaction that is exempt from the registration requirements of the Securities Act.

Concurrent with the offering of the Notes, the Company is seeking to extend, from January 2013 to January 2015, the maturity of, and to increase, from $435 to up to $500 million, the U.S. dollar denominated portion of its existing revolving credit facility. The other revolving credit facilities available to the Company under its existing senior secured credit agreement, which total $165 million and are available in both U.S. dollars and other foreign currencies, would not be extended and would remain unchanged. Any commitments from existing lenders in the U.S. dollar facility that are not extended would be terminated. As a result, the aggregate revolver capacity under the senior secured credit agreement would be $665 million through January 2013 and $500 million from January 2013 through the January 2015 extended maturity date. Borrowings under the new $500 million 2015 U.S. revolving credit facility are expected to have an applicable margin of 3.25% for LIBOR borrowings and 2.25% for base-rate borrowings. The new facility is expected to have an unused commitment fee of 0.50% per annum. Under the proposed terms, the maturity date of the new $500 million revolving credit facility would accelerate to October 26, 2013 if non-extended term loans in excess of $250 million remain outstanding on October 26, 2013. The non-extended term loans are due on January 26, 2014. In addition, the maturity date of the new facility would accelerate to October 31, 2014 if any of the Company’s senior fixed rate notes due 2015 or senior floating rate notes due 2015 remain outstanding on October 31, 2014. The Company’s senior fixed rate notes due 2015 and senior floating rate notes due 2015 mature on February 1, 2015. All other terms would be substantially similar to the terms of the existing revolving credit facilities. The offering of the Notes is not conditioned on the extension of the U.S. Dollar revolving credit facility, and there can be no assurance that the extension or the offering of the Notes will occur on the terms described or at all.

Holdings intends to use the net proceeds from the offering of the Notes, along with $132.7 million in borrowings by the Company under the proposed extended U.S. Dollar revolving credit facility, to make a $711.7 million distribution to Holdings stockholders and to pay fees and expenses related to the extension.

The information furnished pursuant to Item 7.01 of this Current Report on Form 8-K shall not be considered “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into future filings by the Company under the Securities Act of 1933, as amended or under Securities Exchange Act of 1934, as amended, unless the Company expressly sets forth in such future that such information is to be considered “filed” or incorporated by reference herein.

Item 8.01.	Other Events.

On April 4, 2011, the Company issued a press release announcing that its indirect parent ARAMARK Holdings Corporation intends to issue up to $600 million of senior notes in a private placement transaction that is exempt from the registration requirements of the Securities Act. The full text of the press release is set forth as exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release, dated April 4, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: April 4, 2011	By:	/s/ L. FREDERICK SUTHERLAND
	Name:	L. Frederick Sutherland
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 4, 2011.